Exhibit 4.1

TWENTY-EIGHTH SUPPLEMENTAL INDENTURE

dated as of March 12, 2012

This Twenty-Eighth Supplemental Indenture, dated as of the 12th day of March, 2012 between CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (hereinafter called the “Issuer”) and having its principal office at One Energy Plaza, Jackson, Michigan 49201, and The Bank of New York Mellon, a New York banking corporation (hereinafter called the “Trustee”) and having its Corporate Trust Office at 101 Barclay Street, New York, New York 10286.

WITNESSETH:

WHEREAS, the Issuer and the Trustee (ultimate successor to NBD Bank, National Association) entered into an Indenture, dated as of September 15, 1992 (the “Original Indenture”), pursuant to which one or more series of debt securities of the Issuer (the “Securities”) may be issued from time to time; and

WHEREAS, Section 2.3 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

WHEREAS, Section 8.1(e) of the Original Indenture provides that a supplemental indenture may be entered into by the Issuer and the Trustee without the consent of any Holders (as defined in the Original Indenture) of the Securities to establish the form and terms of the Securities of any series; and

WHEREAS, the Issuer has requested the Trustee to join with it in the execution and delivery of this Twenty-Eighth Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Issuer’s “5.05% Senior Notes due 2022” (the “2022 Notes”), providing for the issuance of the 2022 Notes and amending and adding certain provisions thereof for the benefit of the Holders of the 2022 Notes; and

WHEREAS, the Issuer and the Trustee desire to enter into this Twenty-Eighth Supplemental Indenture for the purposes set forth in Section 2.3 and Section 8.1(e) of the Original Indenture as referred to above; and

WHEREAS, the Issuer has furnished the Trustee with a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of this Twenty-Eighth Supplemental Indenture; and

WHEREAS, all things necessary to make this Twenty-Eighth Supplemental Indenture a valid agreement of the Issuer and the Trustee and a valid supplement to the Original Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the 2022 Notes to be issued hereunder by Holders thereof, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the 2022 Notes, as follows:

ARTICLE I

STANDARD PROVISIONS; DEFINITIONS

SECTION 1.01. Standard Provisions. The Original Indenture together with this Twenty-Eighth Supplemental Indenture and all previous indentures supplemental thereto entered into pursuant to the applicable terms thereof are hereinafter sometimes collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.

SECTION 1.02. Definitions.

(a) The following terms have the meanings set forth in the Sections hereof set forth below:

Term	Section
Applicable Premium	2.04
Change of Control Date	3.01
Change of Control Purchase Notice	3.01(b)
Change of Control Purchase Price	3.01
Depositary	Article IX
DTC	2.03
Events of Default	6.01
Global Note	Article IX
Indenture	1.01; 2.04
Interest Payment Date	2.03
Issuer	Preamble; 2.03
Lien	4.02
Original Indenture	Recitals
Original Issue Date	2.03
Place of Payment	2.03
Purchase Date	3.01(a)(iii)
Record Date	2.03
Required Repurchase	3.01
Securities	Recitals
Stated Maturity	2.01(a); 2.03
Treasury Rate	2.04
Trustee	Preamble; 2.04
2022 Notes	Recitals; 2.04

(b) Section 1.1 of the Original Indenture is amended to insert the new definitions solely applicable to the 2022 Notes and to replace, solely with respect to the 2022 Notes (but not with respect to any other series of Securities), any existing definitions (as applicable) in the Original Indenture, in the appropriate alphabetical sequence, as follows:

“Business Day” means any day on which banking institutions in New York, New York are not authorized or required by law or regulation to close.

“Capital Lease Obligation” of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or Letter Stock.

“Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Issuer, whether as a result of the issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer or otherwise; (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Issuer and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, or the Issuer merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Issuer is reclassified into or exchanged for other Voting Stock of the Issuer or for Voting Stock of the surviving corporation and (b) the holders of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, a majority of the Voting Stock of the Issuer or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; (3) during any period, individuals who at the beginning of such period constituted the board of directors of the Issuer (together with any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer then in office; or (4) the stockholders of the Issuer shall have approved any plan of liquidation or dissolution of the Issuer.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Assets” means, at any date of determination, the aggregate assets of the Issuer and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Current Liabilities” means, for any period, the aggregate amount of liabilities of the Issuer and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Issuer and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Issuer and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by resolutions of the Board of Directors; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Consolidated Subsidiary” means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Issuer in accordance with generally accepted accounting principles.

“Consumers” means Consumers Energy Company, a Michigan corporation and wholly-owned Subsidiary of the Issuer.

“Enterprises” means CMS Enterprises Company, a Michigan corporation and wholly-owned Subsidiary of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor legislation.

“Indebtedness” of any Person means, without duplication:

(i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all Capital Lease Obligations of such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

(vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the 2022 Notes publicly available, another Rating Agency.

“Letter Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any of the 2022 Notes on behalf of the Issuer. Initially, the Paying Agent shall be the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Predecessor 2022 Note” of any particular 2022 Note means every previous 2022 Note evidencing all or a portion of the same debt as that evidenced by such particular 2022 Note; and, for the purposes of the definition, any 2022 Note authenticated and delivered under Section 2.9 of the Original Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen 2022 Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen 2022 Note.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the 2022 Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the rating of the 2022 Notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the 2022 Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the 2022 Notes); provided, however, that if the rating of the 2022 Notes by each of the Rating Agencies is Investment Grade, then “Rating Decline” means the rating of the 2022 Notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the 2022 Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the 2022 Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the 2022 Notes).

“Restricted Subsidiary” means any Subsidiary (other than Consumers and its Subsidiaries) of the Issuer which, as of the date of the Issuer’s most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Issuer and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors; provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist, and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Issuer or a Restricted Subsidiary and (iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

“S&P” means Standard & Poor’s Ratings Services.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor legislation.

“Support Obligations” means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

ARTICLE II

DESIGNATION AND TERMS OF THE 2022 NOTES; FORMS

SECTION 2.01. Establishment of Series.

(a) There is hereby created a series of Securities to be known and designated as the “5.05% Senior Notes due 2022” to be issued in aggregate principal amount of $300,000,000. Additional Securities, without limitation as to amount, having substantially the same terms as the 2022 Notes (except a different issue date, a different issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the 2022 Notes, and, if no interest has been paid, from March 12, 2012), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the 2022 Notes; provided, that such additional Securities must be part of the same issue as the 2022 Notes for United States federal income tax purposes. Such additional Securities shall be part of the same series as the 2022 Notes. The “Stated Maturity” of the 2022 Notes is March 15, 2022; the principal amount of the 2022 Notes shall be payable on such date unless the 2022 Notes are earlier redeemed or purchased in accordance with the terms of the Indenture.

(b) The 2022 Notes will bear interest from the Original Issue Date, or from the most recent date to which interest has been paid or duly provided for, at the rate of 5.05% per annum stated therein until the principal thereof is paid or made available for payment. Interest will be payable semi-annually on each Interest Payment Date and at Maturity, as provided in the form of the 2022 Note in Section 2.03 and Section 2.04 hereof.

(c) The Record Date referred to in Section 2.3(f)(4) of the Original Indenture for the payment of the interest on any 2022 Note payable on any Interest Payment Date (other than on the Stated Maturity) shall be the March 1 and September 1 next preceding the relevant Interest Payment Date (whether or not a Business Day) except that interest payable on the Stated Maturity shall be paid to the Person to whom the principal amount is paid.

(d) The payment of the principal of, and premium (if any) and interest on, the 2022 Notes shall not be secured by a security interest in any property.

(e) The 2022 Notes shall be redeemable at the option of the Issuer, in whole or in part, at any time and from time to time, upon not less than 30, nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of such 2022 Notes being redeemed plus, in the case of any redemption prior to December 15, 2021 (three months prior to Stated Maturity), the Applicable Premium, if any, thereon at the time of redemption, together with (at any time) accrued and unpaid interest, if any, thereon to, but not including, the redemption date. In no event will the redemption price ever be less than 100% of the principal amount of the 2022 Notes plus accrued interest, if any, thereon to the redemption date. Notwithstanding Section 11.2 of the Indenture, notice of the foregoing redemption occurring prior to December 15, 2021 (three months prior to Stated Maturity) need not set forth the redemption price therefor but only the manner of calculation thereof. The Issuer shall give the Trustee notice of such redemption price promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation. The 2022 Notes shall be purchased by the Issuer at the option of the Holders thereof as provided in Article III hereof.

(f) The 2022 Notes shall not be convertible.

(g) The 2022 Notes will not be subordinated to the payment of Senior Debt.

(h) The Issuer will not pay any additional amounts on the 2022 Notes held by a Person who is not a U.S. person (as defined in Regulation S under the Securities Act) in respect of any tax, assessment or government charge withheld or deducted.

(i) The events specified in Events of Default with respect to the 2022 Notes shall include the events specified in Article VI hereof. In addition to the covenants set forth in Article Three of the Original Indenture, the Holders of the 2022 Notes shall have the benefit of the covenants of the Issuer set forth in Article IV hereof. The provisions of Section 9.1 and Section 9.2 of the Original Indenture shall be amended and restated solely with respect to the 2022 Notes as specified in Article V hereof.

(j) The 2022 Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(k) The provisions of Article VII, Article VIII and Article IX hereof shall apply to the 2022 Notes as specified therein.

SECTION 2.02. Forms Generally. The 2022 Notes and Trustee’s certificate of authentication shall be in substantially the form set forth in this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such 2022 Notes, as evidenced by their execution thereof.

The definitive 2022 Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such 2022 Notes, as evidenced by their execution thereof.

SECTION 2.03. Form of Face of 2022 Note.

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

Unless this Global Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to CMS Energy Corporation or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of DTC or in such other name as is requested by an authorized representative of DTC (and any payment is made to such nominee of DTC or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.

CMS ENERGY CORPORATION

5.05% SENIOR NOTE DUE 2022

No. 1	$300,000,000

CUSIP No.: 125896BK5

ISIN No.: US125896BK56

CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Three Hundred Million Dollars on March 15, 2022 (“Stated Maturity”) and to pay interest thereon from March 12, 2012 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2012 (each an “Interest Payment Date”), to the Persons in whose names the 2022 Notes are registered at 5:00 p.m., New York City time, on the March 1 and September 1 (whether or not a Business Day) next preceding the relevant Interest Payment Date (each a “Record Date”), and on the Stated Maturity, to the Person to whom the principal amount is paid, at the rate of 5.05% per annum, until the principal hereof is paid or made available for payment. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a

360-day year of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this 2022 Note (or one or more Predecessor 2022 Notes) is registered at 5:00 p.m., New York City time, on a subsequent record date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of 2022 Notes not less than 15 calendar days preceding such subsequent Record Date.

Payment of the principal of (and premium, if any) and interest on this 2022 Note will be made at the office or agency of the Issuer maintained for that purpose in New York, New York (the “Place of Payment”), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest (other than interest payable at Maturity) may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by such Person not later than ten days prior to the date of such payment.

Reference is hereby made to the further provisions of this 2022 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2022 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:

CMS ENERGY CORPORATION

By
Its:

By
Its:

SECTION 2.04. Form of Reverse of 2022 Note.

This 5.05% Senior Note due 2022 is one of a duly authorized issue of securities of the Issuer (herein called the “2022 Notes”), issued and to be issued under an Indenture, dated as of September 15, 1992 (as supplemented by the Twenty-Eighth Supplemental Indenture, dated as of March 12, 2012 and as further amended or supplemented from time to time, the “Indenture”), between the Issuer and The Bank of New York Mellon, a New York banking corporation (ultimate successor to NBD Bank, National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, and the Holders of the 2022 Notes and of the terms upon which the 2022 Notes are, and are to be, authenticated and delivered. This 2022 Note is one of the series designated on the face hereof, issued in an initial aggregate principal amount of $300,000,000. Additional Securities, without limitation as to amount, having substantially the same terms as the 2022 Notes (except a different issue date, a different issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the 2022 Notes, and, if no interest has been paid, from March 12, 2012), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the 2022 Notes; provided, that such additional Securities must be part of the same issue as the 2022 Notes for United States federal income tax purposes. Such additional Securities shall be part of the same series as the 2022 Notes.

No sinking fund is provided for the 2022 Notes.

The 2022 Notes are subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice as provided in the Indenture at any time and from time to time, at a redemption price equal to 100% of the principal amount of such 2022 Notes being redeemed plus, in the case of any redemption prior to December 15, 2021 (three months prior to Stated Maturity), the Applicable Premium, if any, thereon at the time of redemption, together with (at any time) accrued and unpaid interest, if any, thereon to, but not including, the redemption date, but interest installments whose Stated Maturity is on or prior to such redemption date will be payable to the Holder of record at the close of business on the relevant Record Date referred to on the face hereof, all as provided in the Indenture. In no event will the redemption price ever be less than 100% of the principal amount of the 2022 Notes plus accrued interest to the redemption date.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means, with respect to a 2022 Note (or portion thereof) being redeemed at any time prior to December 15, 2021, the excess of (A) the present value at such time of the principal amount of such 2022 Note (or portion thereof) being redeemed plus all interest payments due on such 2022 Note (or portion thereof) after the redemption date (but, for the avoidance of doubt, excluding any portion of such payments of interest accrued to the redemption date), which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such 2022 Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of the interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the 2022 Notes; provided, however, that if the average life to stated maturity of the 2022 Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

If a Change of Control Repurchase Event occurs, the Issuer shall notify the Holder of this 2022 Note of such occurrence and such Holder shall have the right to require the Issuer to make a Required Repurchase of all or any part of this 2022 Note at a Change of Control Purchase Price equal to 101% of the principal amount of this 2022 Note to be so purchased as more fully provided in the Indenture and subject to the terms and conditions set forth therein. In the event of a Required Repurchase of only a portion of this 2022 Note, a new 2022 Note or 2022 Notes for the unrepurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to this 2022 Note shall occur and be continuing, the principal of this 2022 Note may be declared due and payable in the manner and with the effect provided in the Indenture.

In any case where any Interest Payment Date, redemption date, repurchase date, Stated Maturity or Maturity of any 2022 Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this 2022 Note) payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date, repurchase date or Stated Maturity or at Maturity; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date, repurchase date, Stated Maturity or Maturity, as the case may be, to such Business Day.

The Trustee and the Paying Agent shall return to the Issuer upon written request any money or property held by them for the payment of any amount with respect to the 2022 Notes that remains unclaimed for two years, provided, however, that the Trustee or such Paying Agent, before being required to make any such return, shall at the expense of the Issuer cause to be published once in a newspaper of general circulation in The City of New York or mail to each such Holder notice that such money or property remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed money or property then remaining shall be returned to the Issuer. After return to the Issuer, Holders entitled to the money or property must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this 2022 Note or (ii) certain restrictive covenants and Events of Default with respect to this 2022 Note, in each case upon compliance with certain conditions set forth therein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of all outstanding 2022 Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of Securities of all series (including the 2022 Notes) then outstanding and affected (voting as one class).

The Indenture permits the Holders of a majority in principal amount of Securities of all series at the time outstanding with respect to which a default shall have occurred and be continuing (voting as one class) to waive on behalf of the Holders of all outstanding Securities of such series any past default by the Issuer, provided that no such waiver may be made with respect to a default in the payment of the principal of or the interest on any Security of such series, the default in the payment of the redemption price or Change of Control Purchase Price with respect to the 2022 Notes, or the default by the Issuer in respect of certain covenants or provisions of the Indenture, the modification or amendment of which must be consented to by the Holder of each outstanding Security of each series affected.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any 2022 Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the outstanding Securities of each affected series (voting as one class) shall have made written request, and offered reasonable indemnity against costs, expenses and liabilities, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Securities of each affected series (voting as one class) a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or any interest on this 2022 Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this 2022 Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this 2022 Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2022 Note is registrable in the Security Register, upon surrender of this 2022 Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this 2022 Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new 2022 Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2022 Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, 2022 Notes are exchangeable for a like aggregate principal amount of 2022 Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Issuer shall not be required to (i) issue, exchange or register the transfer of this 2022 Note for a period of 15 days next preceding the mailing of the notice of redemption of 2022 Notes or (ii) exchange or register the transfer of any 2022 Note or any portion thereof selected, called or being called for redemption, except in the case of any 2022 Note to be redeemed in part, the portion thereof not so to be redeemed.

Prior to due presentment of this 2022 Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this 2022 Note is registered as the owner hereof for all purposes, whether or not this 2022 Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this 2022 Note without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In case of any conflict between this 2022 Note and the Indenture, the provisions of the Indenture shall control.

SECTION 2.05. Form of Trustee’s Certificate of Authentication. The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By
Authorized Officer

SECTION 2.06. Rights of Trustee. The Trustee shall not be deemed to have notice, or be charged with knowledge, of any event requiring notice under the Indenture unless the Trustee shall have received from the Issuer or other requisite party such notice in writing.

ARTICLE III

CHANGE OF CONTROL

SECTION 3.01. Change of Control. Upon the occurrence of a Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the “Change of Control Date”), each Holder of a 2022 Note shall have the right to require that the Issuer repurchase (a “Required Repurchase”) all or any part of such Holder’s 2022 Note at a repurchase price payable in cash equal to 101% of the principal amount of such 2022 Note plus accrued interest, if any, to the Purchase Date (the “Change of Control Purchase Price”).

(a) Within 30 days following the Change of Control Date, the Issuer shall mail a notice to each Holder with a copy to the Trustee stating:

(i) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Issuer to repurchase all or any part of such Holder’s 2022 Notes at the Change of Control Purchase Price;

(ii) the Change of Control Purchase Price;

(iii) the date on which any Required Repurchase shall be made (which shall be no earlier than 60 days nor later than 90 days from the date such notice is mailed) (the “Purchase Date”);

(iv) the name and address of the Paying Agent; and

(v) the procedures that Holders must follow to cause the 2022 Notes to be repurchased, which shall be consistent with this Section 3.01 and the Indenture.

(b) Holders electing to have a 2022 Note repurchased must deliver a written notice (the “Change of Control Purchase Notice”) to the Paying Agent (initially the Trustee) at its corporate trust office in New York, New York, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Purchase Date. The Change of Control Purchase Notice shall state: (i) the portion of the principal amount of any 2022 Notes to be repurchased, which portion must be a minimum of $1,000 and in $1,000 integral multiples, provided, that any unrepurchased portion of a 2022 Note must be in a minimum denomination of $2,000; (ii) that such 2022 Notes are to be repurchased by the Issuer pursuant to the change of control provisions of the Indenture; and (iii) unless the 2022 Notes are represented by one or more Global Notes, the certificate numbers of the 2022 Notes to be delivered by the Holder thereof for repurchase by the Issuer. Any Change of Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the 2022 Notes as to which the withdrawal notice relates and the principal amount of such 2022 Notes, if any, which remains subject to a Change of Control Purchase Notice.

If a 2022 Note is represented by a Global Note (as described in Article IX hereof), the Depositary or its nominee will be the Holder of such 2022 Note and therefore will be the only entity that can elect a Required Repurchase of such 2022 Note. To obtain repayment pursuant to this Section 3.01 with respect to such 2022 Note, the beneficial owner of such 2022 Note must provide to the broker or other entity through which it holds the beneficial interest in such 2022 Note (i) the Change of Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, and (ii) instructions to such broker or other entity to notify the Depositary of such beneficial owner’s desire to obtain repayment pursuant to this Section 3.01. Such broker or other entity will be responsible for disbursing any payments it receives pursuant to this Section 3.01 to such beneficial owner.

(c) Payment of the Change of Control Purchase Price for a 2022 Note for which a Change of Control Purchase Notice has been delivered and not withdrawn is conditioned (except in the case of a 2022 Note represented by one or more Global Notes) upon delivery of such 2022 Note (together with necessary endorsements) to the Paying Agent at its office in New York, New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Change of Control Purchase Notice. Payment of the Change of Control Purchase Price for such 2022 Note will be made promptly following the later of the Purchase Date or the time of delivery of such 2022 Note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change of Control Purchase Price of such 2022 Note on the Purchase Date, then, on and after such date, interest will cease accruing, and all other rights of the Holder shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of the 2022 Note).

(d) The Issuer shall comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act, which may then be applicable in connection with any offer by the Issuer to repurchase 2022 Notes at the option of Holders upon a Change of Control Repurchase Event.

(e) No 2022 Note may be repurchased by the Issuer as a result of a Change of Control Repurchase Event if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to the 2022 Notes).

ARTICLE IV

ADDITIONAL COVENANTS OF THE ISSUER

WITH RESPECT TO THE 2022 NOTES

SECTION 4.01. Existence. So long as any of the 2022 Notes are outstanding, subject to Article Nine of the Original Indenture, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.02. Limitation on Certain Liens. So long as any of the 2022 Notes are outstanding, the Issuer shall not create, incur, assume or suffer to exist any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor of the Issuer or any Subsidiary a preferential interest (a “Lien”) upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the 2022 Notes shall (so long as any such other creditor shall be so secured) be equally and ratably secured (along with any other creditor similarly entitled to be secured) by a direct Lien on all property subject to such Lien, provided, however, that the foregoing restrictions shall not apply to:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

(ii) pledges or deposits to secure (A) obligations under workmen’s compensation laws or similar legislation, (B) statutory obligations of the Issuer or (C) Support Obligations;

(iii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith;

(iv) purchase money Liens upon or in property acquired and held by the Issuer in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Indebtedness at any one time outstanding secured by Liens permitted by this Section 4.02(iv) shall not exceed $10,000,000; and

(v) Liens not otherwise permitted by Section 4.02(i) through Section 4.02(iv) hereof securing Indebtedness of the Issuer; provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all of the secured Indebtedness of the Issuer at such date shall not exceed 10% of Consolidated Net Tangible Assets at such date.

SECTION 4.03. Reporting. For purposes of Section 4.3(a) of the Original Indenture solely with respect to the 2022 Notes (but not with respect to any other series of Securities), the Trustee agrees that documents filed by the Issuer with the Commission via the Commission’s EDGAR system (or any successor thereto) will constitute filing of the same with the Trustee as of the time such documents are so filed.

ARTICLE V

CONSOLIDATION, MERGER AND TRANSFER OF PROPERTY

SECTION 5.01. Limitation on Consolidation, Merger and Transfer. Section 9.1 of the Original Indenture is hereby amended and restated solely with respect to the 2022 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 9.1 thereof and to the provisions specified therein shall, with respect to the 2022 Notes, be deemed to be references to this Section 5.01 and to the provisions specified herein, respectively.

“Nothing contained in the Indenture or in any of the 2022 Notes shall prevent any consolidation or merger of the Issuer with or into any other Person or Persons (whether or not affiliated with the Issuer), or successive consolidations or mergers in which the Issuer or its successor or successors shall be a party or parties, or shall prevent any conveyance, transfer or lease of the property of the Issuer as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with the Issuer); provided, however, that:

(a) in case the Issuer shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the entity formed by such consolidation or into which the Issuer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Issuer as an entirety or substantially as an entirety shall be a corporation or a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture (or indentures, if at such time there is more than one Trustee) supplemental to the Indenture, executed by the successor Person and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the 2022 Notes and the performance of every obligation in the Indenture and the outstanding 2022 Notes on the part of the Issuer to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c) either the Issuer or the successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the provisions of the Indenture and all conditions precedent therein relating to such transaction.”

SECTION 5.02. Successor Person Substituted for the Issuer. Section 9.2 of the Original Indenture is hereby amended and restated solely with respect to the 2022 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 9.2 thereof and to the provisions specified therein shall, with respect to the 2022 Notes, be deemed to be references to this Section 5.02 and to the provisions specified herein, respectively.

“Upon any consolidation by the Issuer with or merger of the Issuer into any other Person or any conveyance, transfer or lease of the properties and assets of the Issuer substantially as an entirety to any Person in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer herein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the Indenture and the 2022 Notes.

In case of any such consolidation, merger, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the 2022 Notes thereafter to be issued as may be appropriate.”

ARTICLE VI

ADDITIONAL EVENTS OF DEFAULT

WITH RESPECT TO THE 2022 NOTES

SECTION 6.01. Definition. All of the events specified in Section 5.1(a) through Section 5.1(h) of the Original Indenture shall be “Events of Default” with respect to the 2022 Notes.

SECTION 6.02. Amendments to Section 5.1 of the Original Indenture. Solely for the purpose of determining Events of Default with respect to the 2022 Notes (but not with respect to any other series of Securities), Section 5.1(e), Section 5.1(f) and Section 5.1(h) of the Original Indenture shall be amended such that each and every reference in Section 5.1(e) and Section 5.1(f) and the first two references in Section 5.1(h) of the Original Indenture to the Issuer shall be deemed to mean either the Issuer or Consumers.

SECTION 6.03. Additional Events of Default. Solely for the purpose of determining Events of Default with respect to the 2022 Notes (but not with respect to any other series of Securities), an Event of Default shall also include default in the Issuer’s obligation to redeem the 2022 Notes after exercising its redemption option pursuant to this Twenty-Eighth Supplemental Indenture.

SECTION 6.04. Additional Waivers of Past Defaults. In addition to those matters set forth in Section 5.10 of the Original Indenture, solely with respect to the 2022 Notes (but not with respect to any other series of Securities), approval of the Holders of each outstanding 2022 Note shall be required to waive any default in any payment of the redemption price or Change of Control Purchase Price with respect to any 2022 Note.

ARTICLE VII

DISCHARGE OF INDENTURE AND DEFEASANCE

All of the provisions of Article Ten of the Original Indenture shall be applicable to the 2022 Notes. Upon satisfaction by the Issuer of the requirements of Section 10.1(C) of the Original Indenture, in connection with any covenant defeasance (as provided in Section 10.1(C) of the Original Indenture), the Issuer shall be released from its obligations under Article Three and Article Nine of the Original Indenture and under Article IV and Article V hereof with respect to the 2022 Notes and the omission to comply with such obligations under such Articles upon such covenant defeasance shall not constitute an Event of Default under the Indenture with respect to the 2022 Notes.

ARTICLE VIII

MODIFICATION AND WAIVER

SECTION 8.01. Without Consent of Holders. In addition to any permitted amendment or supplement to the Indenture pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(e) and Section 8.1(f) of the Original Indenture, the Issuer and the Trustee may amend or supplement the Indenture (to the extent applicable to the 2022 Notes) or the 2022 Notes without notice to or the consent of any Holder, to:

(a) surrender any right or power conferred upon the Issuer;

(b) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; and

(c) add guarantees of obligations under the 2022 Notes.

In addition, Section 8.1(d) of the Original Indenture is hereby amended and restated solely with respect to the 2022 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 8.1(d) thereof shall, with respect to the 2022 Notes, be deemed to be references to the following provisions of this Section 8.01:

“(d)(1) cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture; provided that such modification or amendment does not adversely affect the interests of the Holders of the 2022 Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture and the form or terms of the 2022 Notes to the section entitled “Description of the Notes” as set forth in the final prospectus supplement related to the offering and sale of the 2022 Notes dated March 7, 2012 will not be deemed to adversely affect the interests of the Holders of the 2022 Notes;

(d)(2) make any provision with respect to matters or questions arising under the Indenture that the Issuer may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders of the 2022 Notes in any material respect;”

SECTION 8.02. With Consent of Holders. In addition to those matters set forth in Section 8.2 of the Original Indenture, solely with respect to the 2022 Notes (but not with respect to any other series of Securities), no amendment or supplemental indenture to the Indenture shall, without the consent of the Holder of each 2022 Note affected thereby:

(a) reduce the redemption price or Change of Control Purchase Price of the 2022 Notes;

(b) change the terms applicable to redemption or purchase of the 2022 Notes in a manner adverse to the Holder; or

(c) change the Issuer’s obligation to maintain an office or agency in New York, New York.

ARTICLE IX

GLOBAL NOTES

The 2022 Notes will be issued initially in the form of one or more Global Notes. “Global Note” means a registered 2022 Note evidencing one or more 2022 Notes issued to a depositary (the “Depositary”) or its nominee, in accordance with this Article IX and bearing the legend prescribed in this Article IX. The Issuer hereby designates The Depository Trust Company as the Depositary. The Issuer shall execute and the Trustee shall, in accordance with this Article IX and the Issuer Order with respect to the 2022 Notes, authenticate and deliver one or more Global

Notes in temporary or permanent form that (i) shall represent and shall be denominated in an aggregate amount equal to the aggregate principal amount of the 2022 Notes to be represented by such Global Note or Global Notes, (ii) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary, (iii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions and (iv) shall bear a legend substantially to the following effect: “Unless this Global Note is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of the Depositary or in such other name as is requested by an authorized representative of the Depositary (and any payment is made to such nominee of the Depositary or to such other entity as is requested by an authorized representative of the Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.”

Notwithstanding Section 2.8 of the Original Indenture, unless and until it is exchanged in whole or in part for 2022 Notes in definitive form, a Global Note representing one or more 2022 Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for 2022 Notes or a nominee of such successor Depositary.

If at any time the Depositary for the 2022 Notes is unwilling or unable to continue as Depositary for the 2022 Notes, defaults in the performance of its duties as Depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, the Issuer shall appoint a successor Depositary with respect to the 2022 Notes. If a successor Depositary for the 2022 Notes is not appointed by the Issuer by the earlier of (x) 90 days from the date the Issuer receives notice to the effect that the Depositary is unwilling or unable to act, or the Issuer determines that the Depositary is unable to act, or (y) the effectiveness of the Depositary’s resignation or failure to fulfill its duties as Depositary, the Issuer will execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of definitive 2022 Notes, will authenticate and deliver 2022 Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Note or Global Notes representing such 2022 Notes in exchange for such Global Note or Global Notes.

If the Issuer so specifies with respect to any 2022 Notes, an owner of a beneficial interest in a Global Note representing the 2022 Notes may, on terms acceptable to the Issuer and the Depositary for the Global Note, receive individual 2022 Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of 2022 Notes represented by the Global Note equal in principal amount to the beneficial interest, and to have the 2022 Notes registered in its name. 2022 Notes so issued in definitive form will be issued as registered 2022 Notes in minimum denominations of $2,000 and in $1,000 integral multiples, unless otherwise specified by the Issuer.

Upon the exchange of a Global Note for 2022 Notes in definitive form, such Global Note shall be cancelled by the Trustee. 2022 Notes in definitive form issued in exchange for a Global Note pursuant to this Article IX shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or Security Registrar. The Trustee shall deliver such 2022 Notes to the Persons in whose names such 2022 Notes are so registered.

ARTICLE X

SUPPLEMENTAL INDENTURES

This Twenty-Eighth Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Twenty-Eighth Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Twenty-Eighth Supplemental Indenture shall together constitute one and the same instrument.

ARTICLE XI

INAPPLICABLE PROVISIONS OF THE ORIGINAL INDENTURE

The 2022 Notes shall not constitute Subordinated Securities and the provisions of Article Twelve of the Original Indenture shall not apply to the Notes.

TESTIMONIUM

This Twenty-Eighth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Eighth Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

CMS ENERGY CORPORATION

By:	/s/ Laura L Mountcastle
Laura L. Mountcastle
Vice President and Treasurer

Attest:	/s/ Shelley J. Ruckman

THE BANK OF NEW YORK MELLON, as Trustee

/s/ Laurence J. O’Brien
Laurence J. O’Brien

Attest:	/s/ Timothy Casey